MINUTES OF SPECIAL MEETING OF

BOARD OF DIRECTORS

NORTHRIDGE CORPORATION

A special meeting of the Board of Directors of the above-named Corporation was held on the:

Date:October 18, 2019

Time:5:00 PM

Place:Telephone Conference Call

5535 Bull Creek Road

Tarentum, PA 15084

The following Directors were present, constituting a quorum:

Christopher Netelkos

Tom Bontempo

The Chairperson, Christopher Netelkos, called the meeting to order and requested that the Corporation approve the below stated matters. Upon motion duly made, seconded and unanimously approved, it was:

RESOLVED, that the Corporation cancels the issuance of 100,000 Class A common to Christopher Netelkos, certificate number A-4.  The circumstances and conditions in  which such shares have been cancelled are:  (1) Pursuant  to Board of Directors’ minutes of  August 29, 2019 and subsequent meeting dated September 10, 2019, the Corporation authorized an  Informal Stock Purchase Agreement with Mr. Netelkos, which in essence, transferred responsibility of the Company of paying $97,000 in secured promissory notes and other loan obligations due August 30, 2020, to Mr. Netelkos in exchange of 100,000 shares of Class A common stock. (2) As part of the with original agreement with First Jersey Cannabis Corporation  (FJC) of July 18, 2019 (represented to be an intercompany transaction since FJC was the only shareholder of the Corporation), the Corporation  obtained  the exclusive rights to the Canadeen Concentration System along with related assets, of which  $97,000 in liabilities were assumed by the Corporation. Mr. Netelkos, in a ensuing transaction, purchased the debit for 100,000 shares of Class A common stock.  (3) It was recently determined that a substantial part of the Canadeen Concentration System assets was not transferred to the Corporation. Therefore, the original assumed debit of $97,000 was not owed by the Corporation and the transaction with Mr. Netelkos was not necessary. Accordingly, Mr. Netelkos returned the 100,000 shares of Class A common stock and does not owe FJC the debt.  (4) FJC waives all rights to secured promissory notes and other loan obligations due August 30, 2020, and the Corporation holds  FJC harmless of any liability or fault related to its failure to transfer all the assets of  Canadeen Concentration System.

THERE ARE NO FURTHER business to come before the meeting, upon motion duly made, seconded and unanimously adopted, the meeting was adjourned.

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Christopher Netelkos

President/Secretary

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Tom Bontempo

Vice President